October 14, 2015

David Harding

Dear David:

On behalf of T2 Biosystems, Inc., (the “Company”) I am delighted to make this offer of employment to you to join us in the role of Chief Commercial Officer for the Company beginning November 2, 2015.

At T2 Biosystems, our mission is to lower mortality rates, improve patient outcomes and reduce the cost of healthcare by empowering medical professionals to make targeted therapeutic treatment decisions earlier.  As we proceed with the commercial launch of our first products, you are joining us at a very exciting time!  In September 2014, we received FDA clearance to sell our first two products, the T2Dx Instrument and T2Candida Panel, which provide sensitive detection of specific sepsis-causing pathogens directly from a whole blood specimen in 3-5 hours versus 2-5 days for competitive detection methods.  Published data has demonstrated that this improvement in time to detection may reduce the current mortality rate of 40% for those infections to 11%.  We are truly excited to bring this product to market.

This speed and detection capability is made possible by our proprietary magnetic resonance-based diagnostic technology platform, called T2MR, which has been in development since our inception in 2006.  Our next clinical applications for our T2MR technology will target bacterial sepsis, lyme disease and hemostasis, areas of significant unmet medical need where existing therapies could be more effective with improved diagnostics.

David, we are excited to extend this offer of employment to you.  We think you can help us fulfill our mission and we believe you will be a great fit with our team.  To kick things off, you will find all of the pertinent information related to our offer of employment in the attached pages.  Please read the offer carefully and, if it is acceptable, sign and return one copy to my attention (PDF copy is fine).

If you have any questions, please do not hesitate to contact me at (781) 457-1220 or email at jmcdonough@t2biosystems.com. We are looking forward to having you on our team!

Sincerely,

John McDonough

CEO & President

OFFER OF EMPLOYMENT

Date of employment:  Should you accept the terms of this offer, your employment with the Company will commence on November 2, 2015.

Background check:  Your employment is contingent upon your successful completion of a background check, which is required for all employees of the Company. The Company will forward you the appropriate documents, and such documents shall be required to be submitted to the Company by no later than one week prior to your start date.

Position:  You have been offered the position of Chief Commercial Officer. In this capacity, you will report to John McDonough, Chief Executive Officer. Your duties and responsibilities will include all those customarily attendant to such a position, and any other such duties or responsibilities that John McDonough or the Company may, from time to time, assign to you.  You agree that you shall not enter into any employment endeavors which may conflict with your ability to devote the necessary time and energies to the Company’s business interest while engaged by the Company.  You further agree to comply with all applicable laws and with all Company rules and policies established by the Company from time to time.

Compensation and Tax Matters:    Your base salary shall be $14,583.34, payable semi-monthly (the equivalent of $350,000 when annualized) (your “Base Salary”) and subject to pro-ration for any partial initial or terminal week during which you are employed, in accordance with the normal payroll practices and schedule of the Company.

You will be eligible  to receive an annual bonus (the "Annual Bonus") based upon the achievement of specific company and individual milestones as determined by the Board of Directors.  The target amount of your Annual Bonus will be 40% of your Base Salary, subject to adjustment by the Board of Directors. Payment of the Annual Bonus will in all events be subject to your continued employment with the Company through the date of payment.  Your bonus eligibility for calendar year 2015 shall be pro-rated based on the actual number of days you are employed by the Company in 2015.

All compensation amounts stated are before any deductions for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law.

Stock Options:  Subject to the approval of the Board of Directors and your execution of the Company’s Stock Option Agreement, you will be offered options to purchase 146,600 shares of T2 Biosystems common stock, which represents .62% of the fully diluted shares outstanding, under the Company’s 2014 Incentive Award Plan (the “2014 Plan”).  The exercise price of the options will be equal to their fair market value on the date of grant (determined in accordance with the 2014 Plan). The stock options will have a 4-year vesting schedule with 25% of the options vesting one year from the vesting commencement date (your start date) and the remaining options vesting in equal monthly installments over the following 36 months.  The terms and conditions of such stock option grant are more fully described in the 2014 Plan.

Change of Control Severance Agreement:  Subject to the approval of the Board of Directors and your execution of the attached Change of Control Severance Agreement (the “Change in Control Agreement”), you will be offered certain benefits in the event of a change in control of the Company, as set forth in more detail and defined in the Change in Control Agreement, including severance compensation and the

Active: 2015

acceleration of certain stock options, each such benefit to be subject to the terms of the Change in Control Agreement.

Fringe Benefits: You will have the opportunity to participate in the Company’s fringe benefits program.  Currently, these fringe benefits are as follows:

•	The Company currently provides contributions toward a medical and dental plan for yourself and immediate family members

•	Three (3) weeks paid vacation, Company designated holidays, personal holidays and sick days (see Benefits Summary for more information).

•	The Company provides 100% contribution towards Term Life Insurance, Accidental Death and Dismemberment Insurance, and Short and Long-Term Disability Insurance;

•	The opportunity to enroll in the Company’s 401(k) Investment and Section 125 Plans based on plan eligibility requirements; and

•

The Company shall pay or reimburse you in accordance with the Company’s reimbursement policies from time to time in connection with the performance of your duties for the Company subject to your submission of satisfactory documentation with respect thereto.

The Company reserves the right to amend, delete or change any of its employment policies and/or benefits at any time in its sole discretion.

Non Competition/Non-Disclosure/Invention Assignment Agreement:  No later than on the first day of your employment with the Company you will be required to sign the enclosed Non-Competition/Non-Disclosure/Inventions Assignment Agreement (“Obligations Agreement”) which includes nondisclosure, inventions ownership, and other provisions that are necessary to protect the Company’s confidential information, intellectual; property, trade secrets, and customer relationships.    As you may be given access to such protectable interests, your employment is contingent upon your signing the Obligations Agreement.  The terms of the Obligations Agreement will survive termination, for whatever reason, of the employment relationship.

Prior Agreements: You acknowledge and confirm that you have provided/disclosed to the Company all restrictive covenants and agreements, including nondisclosure and confidentiality agreements, to which you are a party.  You agree that you shall not disclose to the Company or use while an employee of the Company any confidential or trade secret information obtained by you from other persons or employers and shall not bring any property upon the Company premises which has been misappropriated by others.  You also acknowledge that the Company expects you to honor any prior obligations to former employers to which you remain bound.

Employment At Will:    Although you are being hired as an employee commencing on or about November 2, 2015,  your employment with the Company shall be at will.  This means that your employment is not guaranteed for any definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause.  Other than as required by applicable laws, the Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Active: 2015

Entire Agreement:  This letter (together with the attached Obligations Agreement and Change in Control Agreement) sets forth the entire understanding between the Company and yourself with respect to your employment by the Company.  All prior discussions, negotiations, correspondence and other understandings between you and the Company are superseded, and there are no representations, warranties or undertakings by the Company or you with respect to your employment by the Company, which are not set forth in this letter.

If you agree with the terms of this offer, please acknowledge your understanding and acceptance of this offer by signing where indicated below and return to me by October 16,  2015. We look forward to working with you.

Sincerely,

T2 Biosystems, Inc.

By: ___________________________________________

John McDonough          Date

CEO & President

I have read agree with and accept the items contained in this letter.

By: ___________________________________________

David Harding          Date

The Immigration Control and Reform Act of 1986 requires that all new employees complete the I-9 form and submit proof of employment eligibility to work in the United States within the first three days of their start date.  If accepting employment the Company will provide you the I-9 form and requests that you present appropriate documents when you report to the Company and a representative of the Company will complete the I-9 form with you.  Accordingly, you will have three days from your start date to submit proof of your eligibility to work in the United States.

Active: 2015